Exhibit(a)(8)

                           SCUDDER MUTUAL FUNDS, INC.

                              ARTICLES OF AMENDMENT
             CHANGING NAME OF SERIES PURSUANT TO SECTION 2-605(A)(2)

         Scudder Mutual Funds, Inc., a Maryland corporation (which is hereinafter called the "Corporation), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

         FIRST: The Charter of the Corporation is hereby amended to provide that the 320 million (320,000,000) shares of authorized capital stock of the Corporation currently designated as the "Gold Fund" series is hereby changed to and redesignated as the "Scudder Gold and Precious Metals Fund" series.

         SECOND: The preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions for redemption of the series of capital stock redesignated pursuant to Article FIRST above are not changed by these Articles of Amendment.

         THIRD: A majority of the entire Board of Directors of the Corporation, acting at a meeting duly called and held on February 4, 2002, adopted resolutions approving the amendment of the Charter of the Corporation as described above. The amendments are limited to changes expressly authorized by
Section 2-605 of the Maryland General Corporation Law to be made without action by the stockholders.

         FOURTH: These Articles of Amendment shall become effective on March 1, 2002.

         IN WITNESS WHEREOF, Scudder Mutual Funds, Inc. has caused these Articles of Amendment to be signed and acknowledged in its name and on its behalf by its Vice President and attested to by its Assistant Secretary on this 19th day of February, 2002; and its Vice President acknowledges that these Articles of Amendment are the act of Scudder Mutual Funds, Inc. and he further acknowledges that, as to all matters or facts set forth herein which are required to be verified under oath, such matters and facts are true in all material respects to the best of his knowledge, information and belief, and that this statement is made under the penalties for perjury.


ATTEST                                               SCUDDER MUTUAL FUNDS, INC.


/s/Caroline Pearson                                  /s/John Millette
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Caroline Pearson                                     John Millette
Assistant Secretary                                  Vice President